Exhibit 5.3

January 30, 2012

File No.: 285834.00004/18419

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

Dear Ladies and Gentlemen:

We have acted as Canadian counsel to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and its guarantors located in Canada (the “Canadian Guarantors” as identified in Schedule 1 hereto) in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture, dated as of May 19, 2010, as amended by the Supplemental Indenture dated as of January 30, 2012 (as amended, the “Indenture”), by and among the Company, the Guarantors (as identified in Schedule 2 hereto, the “Guarantors”) and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”). The Guarantors will guarantee the Exchange Notes (the “Guarantees”, and together with the Exchange Notes, the “Securities”), and the Securities are to be issued pursuant to the Indenture.

1295728 Alberta ULC is a partner of Wireline Works Partnership. The other partner of Wireline Works Partnership is WRCA Canadian Holdings (Luxembourg) S.a´ r.l. a Luxembourg entity (the “Non-Canadian Partner”).

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Canadian Guarantors in connection with the registration of the Securities. We have examined originals or certified copies of other documents, including the Indenture, the Registration Statement, the form of Exchange Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. In such examination, we have assumed all individuals have requisite legal capacity, the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have, with your approval, relied upon (and assumed the completeness and accuracy of) certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Canadian Guarantors and certificates of public officials (the “Public Documents”). We have not independently verified such information and assumptions.

For the purposes of the opinions expressed herein we have also assumed that:

1.	All documents relating to the transactions set out herein have been duly authorized, executed and delivered by each party thereto other than the Canadian Guarantors and are enforceable against each party thereto;

2.	all purchasers have complied with all laws and regulations applicable to them in connection with the offering and purchase of the Securities; and

3.	all necessary corporate action has been taken by the Non-Canadian Partner to authorize and approve all documents relating to the transactions set out herein in accordance with the partnership agreement governing the Wireline Works Partnership and the laws governing the Non-Canadian Partner.

We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of Alberta and the federal laws of Canada applicable therein (the “Applicable Laws”). The opinions herein are limited to the Applicable Laws in effect as of the date of this opinion. We assume no obligation to update these opinions or to advise you of any changes in our opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation. No inference as to our having constructive knowledge of the existence or absence of such facts should be drawn merely from the fact of our representation of the Company and Canadian Guarantors as legal counsel.

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), it is our opinion that:

1.	each of the Canadian Guarantors is duly incorporated, (in the case of 1295728 Alberta ULC) or formed (in the case of Wireline Works Partnership), validly existing and in good standing under the laws of Alberta, and each of the Canadian Guarantors has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including their respective Guarantees of the Exchange Notes as set forth in the Indenture;

2.	the execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by each of the Canadian Guarantors have been duly authorized by all necessary corporate action of such Canadian Guarantors;

3.	each of the Canadian Guarantors have duly executed and delivered the Indenture and a Guarantee;

4.	the execution and delivery of the Indenture and the Guarantee by each of the Canadian Guarantors and the performance by each of the Canadian Guarantors of its obligations thereunder will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance under or violation of any of (i) in the case of 125728 Alberta ULC, its Articles of Incorporation and Bylaws and, in the case of the Wireline Works Partnership, its partnership agreement, as amended or (ii) any Applicable Laws; and

5.	no consent, waiver, approval or order of any court or governmental authority of Alberta is required pursuant to any Applicable Laws in connection with each of the Canadian Guarantor’s execution of the Indenture and Guarantee.

This opinion is rendered for your benefit in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP

/s/ FASKEN MARTINEAU DuMOULIN LLP

SCHEDULE 1

List of Canadian Guarantors

1295728 Alberta ULC

Wireline Works Partnership

SCHEDULE 2

Guarantors

Guarantor	Jurisdiction of Organization

WireCo WorldGroup (Cayman) Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.à r.l.	Luxembourg

WRCA (Luxembourg) Holdings S.à r.l.	Luxembourg

WRCA (Luxembourg) S.à r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

DRUMET Drahtseile GmbH	Germany

WireCo WorldGroup B.V.	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Unipessoal, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Limitada	Portugal

WireCo WorldGroup Comercial, Unipessoal, Lda.	Portugal

WireCo WorldGroup Poland Holdings Sp. z o.o.	Poland

Drumet Liny i Druty Sp. z o.o.	Poland

Drumet s.r.o.	Slovak Republic

Drumet CZ s.r.o.	Czech Republic